Community Bankers Trust Corporation
Reports 4th Quarter and Annual Results for 2010

Glen Allen, VA, February 4, 2011 - Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), today reported fourth quarter 2010  net income available to common stockholders of $2.4 million, or $0.11 per fully diluted common share. This compares with a net loss available to common stockholders of $14.4 million in the fourth quarter of 2009, or $0.67 per share, on a fully diluted basis.

Rex L. Smith III, the Bank’s Executive Vice President and Chief Banking Officer and acting Chief Executive Officer stated, “The Company acted upon a number of previously stated strategies in the fourth quarter of 2010.  Our goal has been to restructure our balance sheet to improve capital and reduce our operating costs so that we move toward normal operating profits in 2011.  We sold a portion of our securities portfolio, realizing pre-tax gains of $4.0 million, which enhanced our capital ratios and reduced the interest rate risk to our Bank.  We also  reduced our balance sheet by $62.2 million, mainly by reducing higher cost time deposits, further enhancing capital ratios, and realized a $1.3 million benefit due to reduced compensation expense following a company-wide reduction in work force and a one-time credit from a freeze of the old pension plan.  We continue to analyze our loan portfolio and have aggressively written-down and charged-off loans when appropriate, so our level of loan loss reserves remains adequate.”

Mr. Smith added, “As with all banks, the weak economy in our markets remains a concern, and 2011 is a pivotal year.  We must work harder and smarter to enhance the major profit drivers of net income, including the generation of quality earning assets, reduced funding costs, thoughtful analysis of all overhead items and the contribution margin of all of our lines of business.  We will continue to closely monitor asset quality and aggressively attack loan performance.  We made significant cuts in non-interest expense and are looking for more ways to increase operating efficiencies.  The recent announcement of the pending closing of our Rockbridge branch and sale of its deposits is a prime example.  We are looking to expand our fee based businesses and recently partnered with ICBA to enhance the delivery of secondary market mortgage loans.  We made significant progress in the past 90 days and we are committed to make our Company a success going forward.”

Key highlights for the fourth quarter of 2010 include the following:

•	Loans past due 30 – 89 days continue to trend lower and were $14.6 million at December 31, 2010, down from $18.3 million at September 30, 2010 and $24.6 million at June 30, 2010.
•	Management and staffing reductions and benefit changes represented a cost savings to the Company of approximately $1.3 million in the fourth quarter compared to the third quarter of 2010.
•
The Company realized pre-tax gains on its securities available-for-sale (AFS) of $4.0 million, which reflects $2.6 million, net of tax effect, in the fourth quarter of 2010, primarily through the sale of longer term tax-exempt municipal and agency mortgage-backed securities, and reinvested in shorter term U.S. Treasury bonds, thus enhancing risk-based capital ratios and protecting against potential future interest rate risk.

•	Excluding FDIC covered assets, the ratio of nonaccrual loans to total loans declined from 7.91% at September 30, 2010 to 6.95%at December 31, 2010.
•	Excluding FDIC covered assets, the ratio of nonperforming assets to loans and other real estate declined, from 8.64% at September 30, 2010 to 8.06% at December 31, 2010.
•	Excluding FDIC covered assets, the ratio of the allowance for loan losses to total loans was 4.86% at December 31, 2010 and compares favorably with national peer averages.

For the year ended December 31, 2010, net loss available to common stockholders was $22.1 million, or $1.03 per fully diluted share, compared with a net loss available to common stockholders of $30.3 million, or $1.41 per fully diluted share in 2009.  Included in the 2010 loss is a loan loss provision of $27.4 million.

RESULTS OF OPERATIONS
Net income available to common stockholders was $2.4 million, or $0.11 per common share on a diluted basis, for the quarter ended December 31, 2010 compared with a net loss available to common stockholders of $14.4 million, or $0.67 per common share on a diluted basis, for the quarter ended December 31, 2009.  The change in earnings performance was primarily driven by gains on sales of securities, a reduction in the provision for loan losses, and reduced compensation expenses.  Additionally, in the fourth quarter of 2009, the Company incurred a non-cash goodwill impairment charge of $7.4 million.   The credit of $77,000 in the provision for loan losses in the fourth quarter of 2010 was the result of a recovery of a loan previously charged off at the holding company.

For the year ended December 31, 2010, net loss available to common stockholders was $22.1 million, compared with net loss available to common stockholders of $30.3 million for the year ended December 31, 2009.  These losses represented $1.03 per share on a fully diluted basis for 2010 and $1.41 for 2009.  Losses for both years were primarily driven by two factors: $27.4 million and $19.1 million in loan loss provisions in 2010 and 2009, respectively, and non-tax deductible impairment of goodwill charges of $5.7 million in 2010 and $31.5 million in 2009.  The Company has no remaining goodwill on its balance sheet.

The following table presents summary income statements for the fourth quarters and full years of 2010 and 2009.

(Dollars in thousands)

SUMMARY INCOME STATEMENT

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Interest income	$13,594	$16,553	$58,926	$64,520
Interest expense	3,897	5,614	18,389	25,134
Net interest income	9,697	10,939	40,537	39,386
Provision for loan losses	(77)	7,818	27,363	19,089
Net interest income after provision for loan losses	9,774	3,121	13,174	20,297
Non-interest income	2,871	1,317	1,644	26,240
Non-interest expense	8,830	14,200	39,525	44,011
Impairment of goodwill	-	7,425	5,727	31,457
Income tax expense (benefit)	1,128	(2,977)	(9,442)	404
Net income (loss)	$2,687	$(14,210)	$(20,992)	$(29,335)
Dividends and accretion on preferred stock		139	442	800
Accretion of preferred stock discount	49	42	194	177
Preferred dividends not paid	221	-	442	-
Net income (loss) available to common stockholders	$2,417	$(14,391)	$(22,070)	$(30,312)

Earnings (Loss) per share available to common stockholders
Basic	$0.11	$(0.67)	$(1.03)	$(1.41)
Diluted	$0.11	$(0.67)	$(1.03)	$(1.41)

Interest Income - Linked Quarter
Interest income for the fourth quarter of 2010 was $13.6 million, a decrease of $1.6 million on a linked quarter basis, from interest income of $15.2 million for the quarter ended September 30, 2010.  Interest and fee income on loans was $11.1 million, a decrease of 7.0%, or $831,000, from $11.9 million in the third quarter of 2010.  Securities interest income also declined $739,000 on a linked quarter basis, from $3.2 million to $2.5 million.

Interest income was affected by a $47.9 million decline in average interest-earning assets, due to lower average balances in both loans and securities.  The proceeds of securities sales were reinvested in shorter term, lower yielding U.S. Treasury notes.  U.S. Treasury notes carry a 0% risk weighting and thus enhanced the Company’s risk-based capital ratios, creating a better maturity match to the funding source and mitigating the interest rate risk to the Company. Total securities balances declined $28.3 million, or 8.4%, and were $307.5 million at December 31, 2010 compared to $335.8 million at September 30, 2010.  Net loans declined $20.8 million, or 3.3%, from $635.5 million at September 30, 2010 to $614.7 million at December 31, 2010.  Earning assets were positively affected during the quarter by a reduction in the amounts due under the FDIC Shared-Loss Agreements (FDIC receivable) from $24.3 million at September 30, 2010 to $7.3 million at December 31, 2010.

Interest Expense – Linked Quarter
Interest expense for the fourth quarter of 2010 was $3.9 million, a decrease of 13.1%, or $587,000, from interest expense of $4.5 million for the quarter ended September 30, 2010.  Average interest bearing liabilities declined $41.9 million, or 4.1%, from $1.012 billion in the third quarter of 2010, to $969.8 million in the fourth quarter of 2010.  Total deposits at December 31, 2010 were $961.7 million, a decline of $56.0 million, or 5.5%, from total deposits of $1.018 billion at September 30, 2010.  Interest bearing deposits declined $48.9 million and noninterest bearing deposits declined $7.1 million over this time frame.  Due to aggressive repricing, the cost of funds changed from 2.22% in the fourth quarter of 2009 to 1.61% in the fourth quarter of 2010.

Net Interest Income
Net interest income was $9.7 million for the quarter ended December 31, 2010, compared with $10.7 million for the quarter ended September 30, 2010.  This represents a decrease of $972,000, or 9.1%, and is the result of lower earning asset volumes and lower yields on the securities portfolio after selling activity in the fourth quarter of 2010.  On a tax equivalent basis, net interest income was $10.0 million for the fourth quarter of 2010, compared to tax equivalent net interest income of $11.1 million for the third quarter of 2010.  The tax equivalent net interest margin decreased to 4.03% in the fourth quarter of 2010 from 4.30% in the third quarter of 2010.

Net interest income was $9.7 million for the quarter ended December 31, 2010, compared with $10.9 million for the fourth quarter of 2009.  The decline in interest income over these respective time frames is the result of lower loan volume and yield and a higher level of nonaccrual loans, coupled with lower securities income related to the sale in the fourth quarter of 2010 noted above.  Likewise, the tax equivalent net interest margin decreased in the fourth quarter of 2010 to 4.03% from 4.36% in the fourth quarter of 2009.

Net interest income was $40.5 million for the year ended December 31, 2010, compared with $39.4 million for the year ended December 31, 2009.   The net interest margin equaled 4.13% on a tax equivalent basis for 2010 versus 3.83% for 2009.  The increase in the margin during the year was due in part to an aggressive deposit pricing strategy that resulted in a 63 basis point decline in the cost of all interest-bearing liabilities during the year.

The following tables compare the Company’s net interest margin, on a tax-equivalent basis, for the fourth quarters of 2010 and 2009, the third quarter of 2010, and years 2010 and 2009.

Net Interest Margin

(Dollars in thousands)
	For the Quarters ended			Twelve Months Ended
	12/31/2010	9/30/2010	12/31/2009	12/31/2010	12/31/2009

Average interest-earning assets	$986,358	$1,034,289	$1,047,060	$1,020,992	$1,073,307
Interest income	$13,594	$15,153	$16,553	$58,926	$64,520
Interest income - tax equivalent	$13,847	$15,597	$17,026	$60,538	$66,268
Yield on interest-earning assets	5.62%	6.03%	6.50%	5.93%	6.17%
Average interest-bearing liabilities	$969,824	$1,011,755	$1,009,386	$1,005,732	$1,022,989
Interest expense	$3,897	$4,484	$5,614	$18,389	$25,134
Cost of interest-bearing liabilities	1.61%	1.77%	2.22%	1.83%	2.46%
Net interest income	$9,697	$10,669	$10,939	$40,537	$39,386
Net interest income - tax equivalent	$9,950	$11,113	$11,412	$42,149	$41,134
Interest spread	4.01%	4.26%	4.28%	4.10%	3.71%
Net interest margin	4.03%	4.30%	4.36%	4.13%	3.83%

Provision for Loan Losses
The Company credited the provision for loan losses for non-covered loans $77,000 for the quarter ended December 31, 2010 due to the recovery of the only loan held at the Parent, previously charged-off.  This compares with a provision of $1.1 million for the third quarter of 2010 and a $7.8 million provision for the quarter ended December 31, 2009.  The ratio of the allowance for loan losses to nonperforming assets was 59.6% at December 31, 2010.  The ratio of allowance for loan losses to total non-covered loans was 4.86% at December 31, 2010 compared with 6.27% at September 30, 2010 and 3.14% at December 31, 2009. The decrease in the allowance for loan losses to total non-covered loans from September to December was mainly the result of more aggressive charge-offs for non-performing loans.  For the quarter ended December 31, 2010 net charged-off loans of $8.7 million, annualized, were 6.47% of average loans, compared with 3.98%, or $5.5 million, for the quarter ended September 30, 2010 and 4.09%, or $5.9 million, for the fourth quarter of 2009.

The provision for loan losses for non-covered loans totaled $26.5 million for the year ended December 31, 2010 versus $19.1 million for 2009.  For 2010, the Company had net charge-offs on non-covered loans of $19.1 million versus $7.9 million for 2009.

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY

(Dollars in thousands)	2010					2009
	Fourth	Third	Second	First		Fourth
	Quarter	Quarter	Quarter	Quarter	YTD	Quarter	YTD
Allowance for loan losses:

Beginning of period	$34,353	$38,785	$19,798	$18,169	$18,169	$16,211	$6,939
Provision for loan losses	(77)	1,116	20,402	5,042	26,483	7,818	19,089
Charge-offs	(8,898)	(5,647)	(2,029)	(3,486)	(20,060)	(6,296)	(8,601)
Recoveries	165	99	614	73	951	436	742
Net charge-offs	$(8,733)	$(5,548)	$(1,415)	$(3,413)	$(19,109)	$(5,860)	$(7,859)

End of period	$25,543	$34,353	$38,785	$19,798	$25,543	$18,169	$18,169

Noninterest Income
On a linked quarter basis, noninterest income was $2.9 million in the fourth quarter of 2010, compared with negative $1.5 million for the third quarter of 2010.  The increase in noninterest income was due to the $4.0 million in securities gains realized in the fourth quarter of 2010. Other noninterest income for the fourth quarter of 2010 included net losses on sales and write-downs on other real estate owned of $723,000 versus losses of $770,000 for the third quarter 2010.   Service charges on deposit accounts were $618,000 for the fourth quarter of 2010 compared with $659,000 in the third quarter of 2010.  Other noninterest income was negative $1.0 million in the fourth quarter of 2010 compared to negative $1.1 million in the third quarter of 2010 and represents the reduction in the amount due from the FDIC related to the shared loss agreement.  This reduction, reflecting performance of the covered loan and other real estate portfolio, is partially offset by increased loan yield on covered loans, reflected in net interest margin.

For the quarter ended December 31, 2010, noninterest income equaled $2.9 million versus $1.3 million in the fourth quarter of 2009.  This change was due primarily to the aforementioned pre-tax $4.0 million securities gain taken in the latter part of 2010.

For the year ended December 31, 2010, noninterest income was $1.6 million compared with $26.2 million for the same time frame in 2009.  The magnitude of the change year over year was due primarily to the one-time $20.3 million pre-tax gain related to the acquisition of SFSB in 2009.  In addition, the Bank incurred $5.1 million in other real estate owned write-downs and losses during 2010.

Noninterest Expense
On a linked quarter basis, noninterest expenses totaled $8.8 million for the three months ended December 31, 2010 compared with $10.4 million for the three months ended September 30, 2010, a decrease of $1.6 million, or 15.0%.

Salaries and employee benefits for the fourth quarter of 2010 were $4.0 million, or 45.3% of all noninterest expenses for the quarter, compared with $5.3 million, or 50.6% of all noninterest expenses for the quarter ended September 30, 2010.  In late September, the Company announced staffing and management changes that reduced the Company’s work force by approximately ten percent.  Also, during the fourth quarter of 2010, the Company froze the defined benefit plan from one of its predecessors, which effectively created a one-time pension expense reduction of $210,000.

Data processing fees represented the next largest decrease in noninterest expenses, on a linked quarter basis, $242,000, from $735,000 in the third quarter of 2010 to $493,000 in the fourth quarter, a decrease of 33.0%.  The Company continues to aggressively look for ways to reduce its major operating expenses.

Noninterest expenses were $8.8 million for the fourth quarter of 2010 compared with $21.6 million for the fourth quarter of 2009.  Three components drove the $12.8 million decrease.  There was no goodwill impairment during the fourth quarter of 2010, while the Bank expensed $7.4 million in the fourth quarter of 2009.  Personnel expenses declined $3.6 million to $4.0 million in the last quarter of 2010.  This decline is due to a $3.0 million one-time bonus incurred during the last quarter of 2009 coupled with the personnel reductions noted in the fourth quarter of 2010.  Lastly, FDIC insurance premiums declined $996,000 during this time frame which was the primary result of a one-time special assessment taken in the fourth quarter of 2009.

Noninterest expenses totaled $45.3 million for the year ended December 31, 2010 compared with $75.5 million for 2009.  The most significant change in noninterest expense for the year was evidenced in goodwill impairments and personnel reductions.  During 2009, the Bank took goodwill impairment charges of $31.5 million compared with only $5.7 million in 2010.  Personnel expenses declined approximately $2.8 million year-over year which was the result of a reduction of workforce effective in the fourth quarter of 2010 coupled with a one-time bonus incurred during 2009.

Income Taxes
Income tax expense was $1.1 million for the three months ended December 31, 2010, compared with income tax benefit of $1.1 million for the three months ended September 30, 2010 and an income tax benefit of $3.0 million in the fourth quarter of 2009.

For the year ended December 31, 2010, the Company recorded an income tax benefit of $9.4 million, compared with income tax expense of $404,000 for the year ended December 31, 2009.

FINANCIAL CONDITION
At December 31, 2010, the Company had total assets of $1.116 billion, a decrease of $62.2 million, or 5.3%, from $1.178 billion at September 30, 2010. Total loans, including loans covered by the FDIC shared loss agreements of $115.5 million, were $641.1 million at December 31, 2010, decreasing $29.6 million, or 4.4%, from $670.7 million at September 30, 2010.   The carrying value of covered loans declined $7.6 million, or 6.2%, from September 30, 2010. The reduction in the covered loan portfolio was due to the planned disposition of FDIC covered assets and declining balances of FDIC covered loans.  Non-covered loans equaled $525.5 million at December 31, 2010, declining $22.0 million, or 4.0%, since September 30, 2010.  The decline in loan volume within the non-covered loan portfolio was the direct result of $8.7 million in net loan charge-offs coupled with loan run-off and an overall decrease in loan demand.

The Company is aggressively working to change the mix of the non-covered portfolio away from large construction and land development loans and more into commercial and consumer secured installment loans.  These loans are more granular in nature, typically carry higher yields and attract compensating deposit balances.

The following table shows the composition of the Company’s non-covered loan portfolio on a linked quarter basis.

(Dollars in thousands)

	December 31, 2010		September 30, 2010
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$137,522	26.15%	$144,319	26.34%
Commercial	205,034	38.99%	210,812	38.48%
Construction and land development	103,763	19.73%	110,581	20.18%
Second mortgages	9,680	1.84%	11,093	2.02%
Multifamily	9,831	1.87%	10,754	1.96%
Agriculture	3,820	0.73%	4,030	0.74%
Total real estate loans	469,650	89.32%	491,589	89.72%
Commercial loans	44,368	8.44%	43,980	8.03%
Consumer installment loans	9,811	1.87%	10,223	1.87%
All other loans	1,993	0.38%	2,087	0.38%
Gross loans	525,822	100.00%	547,879	100.00%
Less allowance for loan losses	(25,543)		(34,353)
Less unearned income on loans	(274)		(370)
Non-covered loans, net of unearned income	$500,005		$513,156

The Company’s securities portfolio decreased $28.3 million, or 8.4%, during the fourth quarter of 2010 to equal $307.5 million. The Company had Federal funds sold of $2.0 million at December 31, 2010 versus $2.9 million at September 30, 2010.  The decrease in the securities portfolio and overnight funds was due to a decline in deposit balances, which were offset by securities sales during the quarter, resulting in a gain on sale of $4.0 million.  These transactions were strategic in nature to de-leverage its balance sheet which increases the Tier 1 leverage capital ratio, and to shorten the duration of the Company’s asset base and make it less vulnerable to an increase in interest rates.  The sales also resulted in a gain of $4.0 million, or $2.6 million, net of tax effect, which is immediately accretive and will enhance the Bank’s capital ratios.  All of these transactions settled in the fourth quarter of 2010.

The following table shows the composition of the Company’s securities portfolio on a linked quarter basis.

(Dollars in thousands)
	December 31, 2010		September 30, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$90,849	$89,574	$23,253	$23,946
State, county and municipal	69,865	70,335	125,555	132,820
Corporate & other bonds	3,576	3,573	2,052	2,221
Mortgage backed securities	51,489	52,078	76,017	78,074
Financial institution securities	-	-	54	27
Total securities available for sale	$215,779	$215,560	$226,931	$237,088

Securities Held to Maturity	December 31, 2010		September 30, 2010
U.S. Treasury issue and other	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Government agencies	$-	$-	$-	$-
State, county and municipal	13,070	13,763	13,076	14,307
Corporate & other bonds	1,002	1,005	1,008	1,019
Mortgage backed securities	70,699	74,258	77,681	81,214
Total securities available for sale	$84,771	$89,026	$91,765	$96,540

Total deposits at December 31, 2010 were $961.7 million, decreasing $56.0 million from September 30, 2010. Time deposits declined $59.2 million during the fourth quarter of 2010 as management continued to lower rates among all regions as loan demand remains weak and covered loans continued to decline in volume. The Company is attempting to restructure the deposit mix away from higher priced time deposits and more into lower cost transactional accounts.  The most notable change was the increase in NOW accounts, which increased $ 8.9 million, or 9.1%, during the fourth quarter of 2010.   The Company’s total loan-to-deposit ratio was 66.7% at December 31, 2010 compared to 65.9% at September 30, 2010.

The following table details the change in the mix of interest bearing deposits from September 30, 2010 to December 31, 2010.

(Dollars in thousands)

	December 31, 2010	September 30, 2010	$ change	% change
NOW	$106,248	$97,361	8,887	9.13%
MMDA	127,594	127,905	(311)	-0. 202%
Savings	64,121	62,393	1,728	2.77%
Time deposits less than $100,000	367,333	396,315	(28,982)	-7.31%
Time deposits $100,000 and over	234,070	264,277	(30,207)	-11.43%
Total interest bearing deposits	$899,366	$948,251	$(48,885)	-5.16%

The Company had Federal Home Loan Bank (FHLB) advances of $37.0 million at each of December 31, 2010 and September 30, 2010.

Stockholders’ equity at December 31, 2010 was $107.1 million and represented 9.6% of total assets. Stockholders’ equity was $110.7 million, or 9.4% of total assets, at September 30, 2010.  The change in stockholders’ equity reflects earnings of $2.7 million and credits related to benefits entries of $553,000, offset by a change in the market value of the AFS securities, net of tax, of $6.9 million.

Asset Quality – non-covered assets
The Company aggressively identifies and monitors all non-covered loans for potential weaknesses.  Once a loan meets a substandard classification, it is turned over to the special assets division of the Bank for proper oversight and management.  During the fourth quarter, the special assets division further reviewed all substandard loans for nonaccrual or impairment status.

At December 31, 2010, total impaired loans equaled $45.0 million, which were composed primarily of $36.5 million of nonaccrual loans and $8.1 million of loans risk rated substandard, past due 60 days or more, as well as all other loans risk rated doubtful.  Previously, management reported impaired loans of $127.1 million at September 30, 2010, which were composed of all classified assets.  The decline in impaired loans was due to a change in the identification process of “impairment” as further review of the substandard category of loans from September 30, 2010 indicated that many loans were not impaired by accounting standards but did meet the respective regulatory classification definition.  A change in the risk rating scale and monitoring system, as well as a substantive loan review, was completed in the latter part of the second quarter, resulting in a substantial volume in risk rating changes to the substandard category.  As the special assets division worked diligently on these credits, the old adherence to the impairment status delineation was changed as the majority of the loans risk rated substandard were current in payment and could continue to meet the contractual loan payments in the foreseeable future.

Nonaccrual loans were $36.5 million at December 31, 2010 compared with $43.3 million at September 30, 2010. Total nonperforming assets declined $4.8 million from September 30, 2010 to $42.8 million at December 31, 2010.   Total charge-offs for the fourth quarter of 2010 were $8.9 million and recoveries were $165,000.  During the year, total nonaccrual loans increased $16.5 million, total charge offs were $20.1 million, and recoveries of loans previously charged-off totaled $951,000.  Management’s aggressive strategy to work non-performing loans and other real estate owned is evidenced in the volume of charge-offs as well as the level of the loan loss reserve.

Despite the level of charge-offs noted above and the increase in other real estate owned, the Company continues to report a loan loss reserve at 4.86% of non-covered loans.  Likewise, the allowance for loan losses equals 69.92% of nonaccrual loans at December 31, 2010, which is well in line with industry standards.  While these ratios have declined over the year, the decline is due solely to the aggressive charge-off policy of the Company and rigorous workout procedures employed by the special assets division of the Bank.

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON COVERED)
	2010				2009
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter

Nonaccruing loans	$36,532	$43,298	$41,690	$28,706	$20,011
Loans past due over 90 days and accruinginterest	389	35	-	-	247
Total nonperforming non-covered loans	$36,921	$43,333	$41,690	$28,706	$20,258
Other real estate owned non-covered	5,928	4,320	4,333	1,565	1,586
Total nonperforming non-covered assets	$42,849	$47,653	$46,023	$30,271	$21,844

Allowance for loan losses	$25,543	$34,353	$38,785	$19,798	$18,169
Average loans during quarter, net of
unearned income	$539,503	$557,324	$575,457	$577,715	$573,367

Loans, net of unearned income	$525,548	$547,509	$ $ 562,539	$579,724	$578,629

Allowance for loan losses to loans	4.86%	6.27%	6.89%	3.42%	3.14%
Allowance for loan losses to
nonperforming assets	59.61%	72.09%	84.27%	65.40%	83.18%
Allowance for loan losses to nonaccrual
loans	69.92%	79.34%	93.03%	68.97%	90.80%
Nonperforming assets to loans and other
real estate	8.06%	8.64%	8.12%	5.21%	3.77%
Net charge-offs for quarter to average
loans, annualized	6.47%	3.98%	0.98%	2.36%	4.09%

 A further breakout of nonaccrual loans, excluding covered loans, at December 31, 2010, September 30, 2010 and December 31, 2009 is below (dollars in thousands):

	December 31, 2010		September 30, 2010		December 31, 2009
	Amount of Non Accrual	% of Non- Covered Loans	Amount of Non Accrual	% of Non- Covered Loans	Amount of Non Accrual	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$9,600	6.98%	$10,925	7.57%	$4,750	3.25%
Commercial	7,181	3.50%	4,593	2.18%	3,861	2.04%
Construction and land development	16,854	16.24%	23,964	21.67%	10,115	7.01%
Second mortgages	218	2.25%	187	1.69%	194	1.39%
Multifamily	—	—	—	—	—	—
Agriculture	—	—	—	—	—	—
Total real estate loans	33,853	7.21%	39,669	8.07%	18,920	3.70%
Commercial loans	2,619	5.90%	3,312	7.53%	174	0.41%
Consumer installment loans	60	0.61%	317	3.10%	910	6.43%
All other loans	-	0.00%	-	0.00%	7	0.06%
Gross loans	$36,532	6.95%	$43,298	7.90%	$20,011	3.45%

Capital Requirements

Total Stockholders’ equity ended the year at $107.1 million.   The Company’s ratio of Total Risk-based Capital was 14.9% at December 31, 2010 compared to 14.2% at September 30, 2010. The Tier 1 Risk-based capital ratio was 13.8% at December 31, 2010 and 13.0% at September 30, 2010. The Company’s Tier 1 leverage ratio was 7.8% at December 31, 2010, up from 7.5% at September 30, 2010.  All capital ratios exceed regulatory minimums.

The Company will defer the February 2011 payment of its regular quarterly cash dividend with respect to its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which the Company issued to the United States Department of Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008.  The Company had previously deferred the August and November 2010 payments.  The Company has also deferred, beginning in September 2010, the interest payments that it makes with respect to trust preferred subordinated debt.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Tuesday, February 8, 2011, at 10:00 a.m. Eastern Standard Time to discuss the fourth quarter 2010 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least 10 minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 p.m. Eastern Standard Time on February 8, 2011 until 9:00 a.m. Eastern Standard Time on February 16, 2011. The replay will be available by dialing 877-344-7529 and entering access code 448177 or through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-443-4343

Consolidated Statements of Financial Condition
Unaudited Condensed

	December 31, 2010	September 30, 2010	December 31, 2009

Assets
Cash and due from banks	$8,604	$12,418	$13,575
Interest bearing bank deposits	22,777	12,504	18,660
Federal funds sold	2,000	2,942	-
Total cash and cash equivalents	33,381	27,864	32,235
Securities available for sale, at fair value	215,560	237,088	179,440
Securities held to maturity	84,771	91,765	113,165
Equity securities, restricted, at cost	7,170	6,990	8,346
Total securities	307,501	335,843	300,951
Loans	525,548	547,509	578,629
Covered FDIC loans	115,537	123,172	150,935
Allowance for loan losses (non covered)	(25,543)	(34,353)	(18,169)
Allowance for loan losses (covered)	(829)	(829)	-
Net loans	614,713	635,499	711,395
Bank premises and equipment	35,587	35,985	37,105
Other real estate owned	5,928	4,320	1,586
Covered FDIC other real estate owned	9,889	10,104	12,822
Covered FDIC receivable	7,250	24,269	7,950
Bank owned life insurance	6,829	6,759	6,534
Core deposit intangibles, net	14,819	15,384	17,080
Goodwill	-	-	5,727
FDIC indemnification asset	58,369	61,170	76,107
Other assets	21,328	20,645	17,231
Total assets	$1,115,594	$1,177,842	$1,226,723
Liabilities
Deposits:
Demand:
Noninterest bearing	62,359	69,494	62,198
Interest bearing	899,366	948,251	969,204
Total deposits	961,725	1,017,745	1,031,402
Federal funds purchased	-	-	8,999
Federal Home Loan Bank advances	37,000	37,000	37,000
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	5,618	8,241	13,604
Total liabilities	1,008,467	1,067,110	1,095,129
Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value) 17,680 shares issued and outstanding	17,680	17,680	17,680
Discount on preferred stock	(660)	(709)	(854)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (50,000,000 shares authorized $0.01 par value) issued and outstanding of 21,468,455 shares, 21,468,455 shares, and 21,470,727 shares, respectively	215	215	215
Additional paid in capital	143,507	143,999	143,999
(Accumulated deficit) retained earnings	(54,507)	(57,144)	(32,019)
Accumulated other comprehensive income (loss)	(145)	5,654	1,536
Total stockholders' equity	107,127	110,732	131,594
Total liabilities and stockholders' equity	$1,115,594	$1,177,842	$1,226,723

Consolidated Statements of Operations
Unaudited Condensed

	2010					2009
		Fourth	Third	Second	First		Fourth
	YTD	Quarter	Quarter	Quarter	Quarter	YTD	Quarter
Interest and dividend income
Interest and fees on loans	$33,444	$8,008	$8,235	$8,478	$8,723	$36,019	$9,783
Interest and fees on FDIC covered loans	13,759	3,088	3,692	3,386	3,593	15,139	3,759
Interest on federal funds sold	9	4	1	3	1	37	1
Interest on deposits in other banks	100	27	19	24	30	296	34
Taxable	8,486	1,979	2,340	2,162	2,005	9,635	2,055
Nontaxable	3,128	488	866	880	894	3,394	921
Total interest income	58,926	13,594	15,153	14,933	15,246	64,520	16,553
Interest expense
Interest on deposits	17,041	3,557	4,141	4,486	4,857	23,717	5,274
Interest on federal funds purchased	3	1	1	1	-	8	2
Interest on other borrowed funds	1,345	339	342	333	331	1,409	338
Total interest expense	18,389	3,897	4,484	4,820	5,188	25,134	5,614

Net interest income	40,537	9,697	10,669	10,113	10,058	39,386	10,939

Provision for loan losses	27,363	(77)	1,116	21,282	5,042	19,089	7,818
Net interest income after provision for loan losses	13,174	9,774	9,553	(11,169)	5,016	20,297	3,121
Noninterest income
Gain/loss on sale of OREO	(5,052)	(723)	(770)	(1,182)	(2,377)	656	93
Gain on SFSB transaction	-	-	-	-	-	20,255	-
Gains on sales of securities	3,588	3,982	(296)	(452)	354	856	(50)
Service charges on deposit accounts	2,464	618	659	622	565	2,506	642
Other	644	(1,006)	(1,120)	897	1,873	1,967	632
Total noninterest income	1,644	2,871	(1,527)	(115)	415	26,240	1,317
Noninterest expense
Salaries and employee benefits	19,190	3,999	5,255	4,805	5,131	21,967	7,673
Occupancy expenses	2,948	722	774	713	739	2,662	776
Equipment expenses	1,394	297	322	363	412	1,595	397
Legal fees	456	197	117	96	46	1,002	230
Professional fees	1,802	300	425	743	334	2,012	671
FDIC assessment	2,395	598	579	613	605	2,904	1,594
Data processing fees	2,306	493	735	572	506	2,837	620
Amortization of intangibles	2,261	565	565	566	565	2,241	566
Impairment of goodwill	5,727	-	-	5,727	-	31,457	7,425
Other operating expenses	6,773	1,659	1,615	1,977	1,522	6,791	1,673

Total noninterest expense	45,252	8,830	10,387	16,175	9,860	75,468	21,625

Net income/(loss) before income taxes	(30,434)	3,815	(2,361)	(27,459)	(4,429)	(28,931)	(17,187)
Income tax (expense)/benefit	(9,442)	1,128	(1,062)	(7,843)	(1,665)	404	(2,976)

Net income/(loss)	$(20,992)	$2,687	$(1,299)	$(19,616)	$(2,764)	$(29,335)	$(14,211)
Dividends accrued on preferred stock	442	-	-	221	221	800	139
Accretion of discount on preferred stock	194	49	48	49	48	177	42
Preferred dividends not paid	442	221	221	-	-	-	-
Net (loss) income available to common stockholders	$(22,070)	$2,417	$(1,568)	$(19,886)	$(3,033)	$(30,312)	$(14,392)

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets; and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following tables reconcile these non-GAAP measures from their respective GAAP basis measures.

(dollars in thousands, except per common share data)

Common Tangible Book Value	12/31/10	9/30/10	12/31/09
Total Stockholder's Equity	107,127,000	110,732,000	131,594,000
Preferred Stock	18,057,000	18,008,000	17,863,000
Goodwill	-	-	5,727,000
Core deposit intangible	14,819,000	15,384,000	17,080,000
Common Tangible Book Value	$74,250,000	$77,340,000	$90,924,000
Shares Outstanding	21,468,455	21,468,455	21,468,455
Common Tangible Book Value Per Share	$3.46	$3.60	$4.24

Stock Price	$1.05	$0.99	$3.21
Price/Common Tangible Book	30.4%	27.5%	75.8%

Common Tangible Book/Common Tangible Assets
Total Assets	1,115,594,000	1,177,842,000	1,226,723,000
Preferred Stock (net)	18,057,000	18,008,000	17,863,000
Goodwill	-	-	5,727,000
Core deposit intangible	14,819,000	15,384,000	17,080,000
Common Tangible Assets	1,082,718,000	1,144,450,000	1,186,053,000
Common Tangible Book	$74,250,000	$77,340,000	$90,924,000
Common Tangible Equity to Assets	6.86%	6.76%	7.67%